EXHIBIT G-2

       EUA SERVICE CORPORATION
       REORGANIZATIONAL IMPACT
         NUMBER OF EMPLOYEES

                                                    (*)
                                  (PRIOR)         (AFTER)
                                   NO. OF          NO. OF          (**)
                                EMPLOYEES AS    EMPLOYEES AS    INCREASE/
            COMPANY            OF MAY 31,1995  OF JUNE 30,1995  (DECREASE)

BLACKSTONE VALLEY ELECTRIC CO.           174           135        (39)
MONTAUP ELECTRIC COMPANY                 110           103         (7)
EUA SERVICE CORPORATION                  431           504         73
EASTERN EDISON COMPANY                   323           263        (60)
NEWPORT ELECTRIC CORPORATION              92            76        (16)
             TOTAL                     1,130         1,081        (49)


(*)   AFTER TRANSFERS AND RETIREMENTS


                                   TRANSFERS  VOLUNTARY EARLY   NET INCREASE
(**)             COMPANY           TO  EUASC     RETIREMENT      (DECREASE)

BLACKSTONE VALLEY ELECTRIC            (34)         (5)            (39)
MONTAUP ELECTRIC COMPANY               (4)         (3)             (7)
EUA SERVICE CORPORATION                95         (22)             73
EASTERN EDISON COMPANY                (47)        (13)            (60)
NEWPORT ELECTRIC COMPANY              (10)         (6)            (16)
             TOTAL                      0         (49)            (49)